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                     March 22, 2022

       Carol Tom
       Chief Executive Officer
       UNITED PARCEL SERVICE INC
       55 Glenlake Parkway, N.E
       Atlanta, Georgia 30328

                                                        Re: UNITED PARCEL
SERVICE INC
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-15451

       Dear Ms. Tom  :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation